Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CBS Corporation of our report dated February 14, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations presentation of Outdoor Americas discussed in Note 3, as to which the date is August 8, 2014 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in CBS Corporation’s Current Report on Form 8-K dated August 8, 2014.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
August 28, 2014